Exhibit 10.2

October 7, 2023

James Whitehurst

BY EMAIL

Re:     Offer of Employment by Unity Technologies SF

Dear Jim,

I am very pleased to confirm our offer to you of employment with Unity Technologies SF (the “Company”). You will be joining the Company in the role of Interim CEO and President. The terms of our offer and the benefits currently provided by the Company are as follows:

1.     Position and Duration. You will be joining the Company in the role of Interim Chief Executive Officer (“CEO”) and President. This role will be an interim position, which will only last until a permanent CEO is hired by the Company. Upon the hire of a permanent CEO, your employment with the Company will come to an end unless otherwise agreed upon in writing between yourself and the Company, and signed by the Chief People Officer of the Company.

2.     Starting Salary. This is an exempt position. Your starting base salary will be USD $93,333.34 per month. Any salary will be paid out on a semi-monthly basis less all applicable taxes, withholdings, and deductions required by law.

3.     Start Date. Your start date will be October 9, 2023 (“Start Date”).

4.     Location and Travel. You will work from the Company’s offices in San Francisco, California and New York, New York and will allocate your working time as between the two offices in your discretion. You will be expected to travel for business as appropriate.

5.     Benefits. Beginning on the Start Date, you will be eligible to participate in any benefits plans offered to the employees of the Company. A presentation of our benefits program will be given to you during your first month of employment. The Company may modify benefits policies from time-to-time, as it deems necessary.

6.     Restricted Stock Units. On the Start Date, you will be granted 200,000 Restricted Stock Units (“RSUs”) of Unity Software Inc., with the special vesting schedule set forth below (the “Grant”). This Grant shall vest in two tranches:

Tranche 1: 50% of the Grant shall vest on February 25, 2024; and

Tranche 2: The remaining 50% of the Grant shall vest upon May 25, 2024

Should the appointment of a permanent CEO of the Company occur prior to May 25, 2024, you shall be entitled to vest in both Tranche 1 (if not previously vested) and Tranche 2 of the Grant. Vesting in those tranches will occur upon the permanent CEO’s start date, however those shares will not settle until the Company’s next quarterly RSU installment date following the permanent CEO’s start date.

If your employment with the Company terminates for any reason, other than your voluntary resignation or a termination by the Company for Cause (as defined in Section 7), prior to May 25, 2024, you shall be entitled to vest in both Tranche 1 (if not previously vested) and Tranche 2 of the Grant. Vesting in those tranches will occur on your termination date. However, those shares will not settle until the Company’s next quarterly RSU installment date following the termination date.

For reference, the upcoming Company quarterly RSU installment dates are November 25, 2023; February 25, 2024; May 25, 2024; and August 25, 2024.

You shall not be entitled any future vesting if, prior to May 25, 2024, (1) you resign from the position of Interim CEO or (2) your employment is terminated for Cause (as defined in Section 7).

EXCEPT AS EXPRESSLY PROVIDED OTHERWISE ABOVE, each of Tranche 1 and Tranche 2 will be settled within 30 days following the applicable vesting date.

Except as stated above, the Grant will otherwise be subject to the terms and conditions of Unity Software Inc.’s Equity Plan. Promptly after the Start Date, you will receive a notice of grant and be required to sign and accept the grant in accordance with the Company’s acceptance procedures. In the event of any conflict or inconsistency between the terms of this offer and the terms of the notice of grant and/or grant agreement, the terms of this offer will govern.

7.     Termination for Cause. Solely for the purposes of Section 6, “Cause” shall mean, and shall be limited to, your actions involving any one or more of the following events:

a.	theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Subsidiary documents or records;

b.

material failure to abide by the Company’s Code of Conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct and policies of any Subsidiary, as applicable);

c.

unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or any of its Subsidiaries (including, without limitation, the Covered Executive’s improper use or disclosure of Company or Subsidiary confidential or proprietary information);

d.	any intentional act which has a material detrimental effect on the Company’s or its Subsidiary’s reputation or business;

e.

the repeated failure or inability to perform any reasonable assigned duties after written notice from the Company (or its Subsidiary, as applicable) of, and a reasonable opportunity to cure, such failure or inability;

f.	any material breach of any employment or service agreement between you and the Company (or its Subsidiary, as applicable), which breach is not cured pursuant to the terms of such agreement;

g.

conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with the Company (or its Subsidiary, as applicable); or

h.	Failure to pass a routine background check, successful completion of which is solely determined by the Company.

8.     Confidentiality; Company Rules and Policies. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Nondisclosure, Assignment and Non-Solicitation Agreement,” attached as Attachment 1, as a condition of your employment. During the period of your employment as Interim CEO, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. The Company acknowledges that you have disclosed to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in (such activities, the “Permitted Activities”) and the Company has determined that no conflict exists as a result of the Permitted Activities and agrees that you may continue the Permitted Activities during your employment as Interim CEO. During your employment as Interim CEO, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

Specifically, with regard to your position as Special Advisor to Silver Lake, you hereby agree that (1) you will not disclose Confidential Information about the Company to Silver Lake, (2) you will not take any action in your capacity as Special Advisor at Silver Lake that would reasonably be expected to be detrimental or competitive the Company, and (3) you will devote your working time to your role as Interim CEO of the Company to the extent necessary to perform the duties and responsibilities of such role.

You will also be required to abide by all Company rules and policies. Therefore, you will be asked to acknowledge that you have read the Global Code of Conduct and supplemental policies, which will be provided to you during your onboarding. In order to retain necessary flexibility in the administration of its policies and procedures, the Company reserves the right to change or revise its policies, procedures, and benefits at any time.

9.     Global Privacy Notice to the Workforce. You confirm that you have read and understood Unity’s Data Privacy Policy attached as Attachment 2.

10.     No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning equity granted to you, if any, under the Plan (as defined below) and the Company’s Employee Nondisclosure, Assignment and Non-Solicitation Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

11.     At Will Employment. While we look forward to a long relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock plan or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief People Officer of the Company.

12.     Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13.     Arbitration. To the fullest extent permitted by applicable law, you and the Company agree to arbitrate any and all claims arising out of or related to your employment with the Company and the termination thereof, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, or successor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees. To the fullest extent permitted by applicable law, this includes, but is not limited to, tort claims, contract claims, statutory claims, and claims for unpaid wages or other forms of compensation, wrongful termination, retaliation, harassment, and/or discrimination based upon any federal, state or other ordinance, statute, regulation or constitutional provision, except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Francisco, California (or another mutually agreeable location). THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY A COURT OR A JURY REGARDING ANY CLAIMS THAT THEY HAVE NOW OR MAY HAVE IN THE FUTURE THAT ARE SUBJECT TO ARBITRATION UNDER THIS AGREEMENT. The parties further agree that any claims shall be resolved on an individual basis, and you agree to waive your right, to the extent allowed by applicable law, to consolidate any claims with the claims of any other person in a class, representative, or collective action or to participate as a representative of a class or in a collective action (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees. This arbitration agreement does not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or state or federal disability insurance, claims that are subject to the exclusive jurisdiction of the National Labor Relations Board, or any other claims that have been expressly excluded from mandatory arbitration by the Federal Arbitration Act or a governing law not preempted by the Federal Arbitration Act. If either party brings both arbitrable and non-arbitrable claims in the same action or related actions, both agree that the non-arbitrable claims shall be stayed until the conclusion of the arbitration, to the fullest extent permitted by law. The parties agree that, to the fullest extent permitted by law, arbitration shall be final and binding on the parties and shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The Company agrees to pay the fees and costs of the arbitrator beyond what you would be required to pay in Court. To initiate an arbitration, you or the Company must submit a demand for arbitration to JAMS. You are responsible for the filing fee if you initiate arbitration. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, inform the Company’s Human Resources Department and a hardcopy will be provided to you. To initiate an arbitration, you or the Company must submit a demand for arbitration to JAMS and the Company will timely pay the JAMS initial invoice. The burden of proof shall be allocated as provided by applicable law. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitrator shall have the same authority as a court to award equitable relief, damages, costs, and fees as provided by law for the particular claims asserted. This arbitration clause shall be governed by and construed in all respects under the terms of the Federal Arbitration Act.

14.     Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

15.     Severability. If any term of this letter is held to be invalid, void, or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

16.     Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described in Section 13, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

17.     Background Check. You agree that the Company may run a background check to determine suitability for employment. As this background check will likely not be completed until after your date of hire, you agree that your employment may later be terminated should the Company, in its sole discretion, deem that you have not successfully passed the background check. Such a termination will constitute a termination for “Cause” as specified in Section 7.

18.     Section 409A. The payments and benefits provided under this offer are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this offer shall be interpreted and applied consistently with such intent. All reimbursements under this offer that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (1) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred; (2) the amount of reimbursement payments that the Company is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that the Company is obligated to pay in any other calendar year; and (3) your right to have the Company pay such reimbursements may not be liquidated or exchanged for any other benefit. All income tax make-whole payments provided under this letter agreement will be paid no later than the end of your taxable year next following your taxable year in which the taxes are remitted.

19.     Acceptance. This offer will remain open until October 8, 2023. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

By:	/s/ Scott Pitasky
Scott Pitasky, Senior Vice President, Chief People Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ James Whitehurst	October 7, 2023
James Whitehurst	Date

Attachment 1

EMPLOYEE NONDISCLOSURE, ASSIGNMENT AND NON-SOLICITATION AGREEMENT

Attachment #2 - Global Workforce Privacy Notice